SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  ___   )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement.
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐ Definitive Proxy Statement.
☒ Definitive Additional Materials.

 iSUN, INC.
(Name of Registrant as Specified in its Charter)

 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On December 20, 2021, the following information was disclosed by iSun, Inc. (the “Company”) in a Current Report on Form 8-K furnished to the Securities and Exchange Commission (the “SEC”):

On December 17, 2021, the Company held a Special Meeting of Stockholders (the “Special Meeting”). At the beginning of the Special Meeting, there were 7,135,558 shares of Common Stock present at the Special Meeting in person or by proxy, which represented 65.67% of the voting power of the shares of Common Stock entitled to vote at the Special Meeting, and which constituted a quorum for the transaction of business. Holders of Common Stock were entitled to one vote for each share held as of the close of business on October 18, 2021. At the Special Meeting, the Company’s stockholders approved the following proposal, which is described in more detail in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on November 18, 2021(the “Proxy Statement”).

Proposal 3. To increase the maximum aggregate number of shares of Common Stock under the Company’s 2020 Equity Incentive Plan from 1,000,000 to 3,000,000 shares.

For	Against	Abstentions	Broker Non-Votes
6,344,554	774,399	16,605	(0)

Proposal 3 was approved.

At the time of the Special Meeting, there were insufficient votes to pass Proposals 1 and 2, which sought to approve (i) an amendment to the Company’s Second Amended and Restated Certificate of Incorporation to reduce the percentage of outstanding shares required to approve an amendment to the Certificate of Incorporation from 66.667% to a simple majority, and (ii) an amendment to the Company’s Second Amended and Restated Certificate of Incorporation to allow for any action required or permitted to be taken by the stockholders of the Company to be effected by written consent, respectively. As provided in the Company’s Bylaws, the Chairman of the Company’s Board of Directors elected to adjourn the Special Meeting with respect to the votes for Proposals 1 and 2 in order to solicit additional proxies for such proposals. As announced at the Special Meeting, such Special Meeting will reconvene virtually at 2:00 P.M. Eastern Standard Time on January 13, 2022. The reconvened Special Meeting will be virtual and accessible at www.virtualshareholdermeeting.com/ISUN2021SM. During the period of adjournment, the Company will continue to accept stockholder votes on Proposals 1 and 2.